U. S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities and Exchange Act of 1934.

UTEC, Inc

(formerly Lyon Capital Venture Corp.)

(Name of Small Business Issuer in its charter)

                    Nevada                                               20-5936198

(State or other jurisdiction of

(I.R.S. Employer Identification No.)

               incorporation or organization)

8500 South East Jayhawk Drive, PO Box 320, Riverton Kansas, 66770

(Address of principal executive offices)         (Zip Code)

Issuer’s telephone number:  620-783-1361

Securities to be registered pursuant to Section 12(b) of the Act:

    Title of each class      Name of each exchange on which

to be so registered      each class is to be registered

               None

                          __________________________

Securities to be registered pursuant to Section 12(g) of the Act:

____________________              Common Stock                                  __________

(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer

[  ]

Accelerated filer

[  ]

Non-accelerated filer

[  ]

Smaller reporting company

[X]

TABLE OF CONTENTS

Item 1.

Description of Business

Item 2.

Management’s Discussion and Analysis

Item 3.

Description of Property

Item 4.

Security Ownership of Certain Beneficial Owners and Management

Item 5.

Directors and Executive Officers

Item 6.

Executive Compensation

Item 7.

Certain Relationships and Related Party Transactions

Item 8.

Legal Proceedings

Item 9.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Item 10.

Recent Sales of Unregistered Securities

Item 11.

Description of Securities

Item 12.

Indemnification of Directos and Officers

Item 13.

Financial Statements And Supplementary Date

Item 14.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Item 15.

Financial Statements as at December 31, 2007 and Exhibits

Item 1 - DESCRIPTION OF BUSINESS

General Information

Except for statements of historical fact, certain information in this document contains “forward-looking statements” that involve substantial risks and uncertainties.  You can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” ‘would,” or similar words.  The statements that contain these or similar words should be read carefully because these statements discuss our future expectations, contain projections of our future results of operations, or of our financial position, or state other “forward-looking” information.  UTEC, Inc. believes that it is important to communicate our future expectations to our investors.  However, there may be events in the future that we are not able to accurately predict or control.  Further, we urge you to be cautious of the forward-looking statements that are contained in this Form 10 because they involve risks, uncertainties and other factors affecting our operations, market growth, service, products and licenses.  These factors may cause our actual results and achievements, whether expressed or implied, to differ materially from the expectations we describe in our forward-looking statements.  The occurrence of any of these events could have a material adverse effect on our business, results of operations and financial position.

Corporate History

UTEC, Inc., a Nevada corporation (the “Company”), was originally organized on November 8, 1993 as B-N-B Enterprises Inc. The name was changed on August 31, 2004 to Lyon Capital Venture Corp. and subsequently to UTEC, Inc. on March 7, 2007.  On January 10, 2007 the Company entered into an agreement with Energetic Systems Inc., LLC to acquire all the issued and outstanding shares of UTEC Corporation (“UTEC”) in exchange for 22,500,000 common shares and 20,000 preferred shares of the Company. The Technical and Manufacturing Headquarters of the Company is located at 8500 South East Jayhawk Drive, PO Box 320, Riverton Kansas, 66770.  It’s business office is located at Suite 110, 2420 Springer Drive, Norman, Oklahoma, 73069.  The Company operates on the calendar fiscal year ending December 31st.  Currently, the Company has 12 employees, all employed by UTEC Corporation, now a wholly owned subsidiary of the Company.

Business of Issuer

For more than 30 years, UTEC’s predecessor companies have been involved in the research and development of commercial explosive products used by the construction, quarrying and mining industries in North America and elsewhere in the world.  To take advantage of both its legacy businesses and new business opportunities, in 2007 UTEC was reorganized into three Business Units; Energetic Materials, which includes the development and testing of commercial explosives; Specialty Chemicals and Raw Materials, which distributes chemicals and sensitizers used in commercial explosives; and Hazardous Chemicals and Biological Waste Destruction, a division that utilizes a new patented technology for the destruction of biological waste and other hazardous chemicals and military munitions.  This division is commercializing the Cold Plasma Oxidizer Technology for the total and complete destruction of solid and liquid hazardous chemicals and biological waste.

Energetic Materials Business Unit

The Company’s legacy business is that of a commercial explosives research, product development and testing company, with laboratory, pilot, and full-scale production manufacturing capabilities for processing certain demilitarized energetic materials.  The headquarters are located in Riverton, Kansas, on a two acre site, with an Underwater Testing Lab and PRUF Plant located on a separate 640 acre site near Hallowell, Kansas.

UTEC and its predecessor companies have conducted research and development on commercial explosives and energetic materials for over 30 years, and its name is known around the world.  This work has been responsible for key developments in commercial explosives as well as new ideas and improvements involving differing raw materials and manufacturing processes, and the reuse of surplus military munitions.  Today, the Company is one of a very few independent research and testing businesses in the word, located in the most competitive and innovative marketplace for commercial explosives and energetic materials, capable of performing large scale underwater energy tests.

Marketplace

The Company’s customers include the top two global commercial explosives companies, as well as other major U.S. commercial explosives producers.  Either directly or through subcontracts, the UTEC’s services have been used by the US Department of Defense, Department of Transportation, the Bureau of Alcohol, Tobacco, Firearms and Explosives, and other government agencies.  UTEC’s customers also include multinational automotive air bag manufacturers, and UTEC has been a subcontractor on a number of demilitarization programs.

Marketing Strategy

The Company’s ongoing activities for this Business Unit include:

1. Expansion of fundamental and applied research and development of new commercial explosives products and formulations.

2. Increasing the testing of explosive products for domestic and international manufacturers and users, as well as munitions manufacturers.

3. Development of a new contract with US Government contractor.

4. Contract research for the #1 & #2 commercial explosives producers in the world.

5. Technical services for the Company’s licensees globally.

6. Developing new explosive formulations based on available demilitarized explosive materials, especially smokeless powders.

Specialty Chemicals & Raw Materials Business Unit

Marketplace

The business of the Specialty and Raw Materials division is focused on the commercial explosives and munitions industries, and is synergistic with the company’s licensing and contract research business.   Chemical distribution activities will be greatly facilitated by focusing on key supplier and customer contacts.  The objective of this business is to be a recognized as an international supplier of sensitizers and specialty chemicals to the commercial explosive industry.

Based on sales this year, this business unit generated strong revenues, in excess of 100% of our sensitizer sales projections for 2007.  These sales were based solely on sensitizer sales to overseas customers.  The Company’s strengths lie in providing quality and timely services to its customers for a broad range of chemicals.

Marketing Strategy

Chemical distribution activities are directed to existing customer contacts that utilize the UTEC’s research and testing facilities stretching from Asia to Latin America.  The Company will continue to penetrate this market by creating strategic alliances with customers and raw material suppliers across the globe.

UTEC is currently working on initiatives both domestically and internationally, and intends to capitalize on a recent technological invention (patent pending) on the next generation of emulsifiers for use in commercial explosives.

Hazardous Chemicals & Biological Waste Destruction

The Hazardous Chemicals and Biological Waste Destruction Business Unit provides commercial solutions for the processing of chemical and biological wastes into carbon dioxide and water.  The Company’s advanced waste treatment technologies are suitable for a variety of industrial, hazardous, municipal, and clinical waste streams and offer an extremely elegant, cost effective and novel way that allows customers to destroy their own hazardous chemicals and biological waste in-house, on-demand.

In March of 2007, the Company entered into an agreement with Ceramatec Inc., of Salt Lake City, Utah, and licensed the world–wide exclusive rights to manufacture and market a Waste Destruction System utilizing the Cold Plasma Oxidizer Technology.  The license agreement with Ceramatec gives the Company sole marketing and sales rights to this unique technology as it relates to the “hazardous waste destruction” market segment.

Marketplace

Incineration, the standard disposal method for solid hospital wastes gives off CO and Nox, polluting the atmosphere.  Utilizing the Company’s waste destruction technology provides a sophisticated waste management program that addresses the need for waste destruction while at the same time avoiding the production of toxic by-products.  Compact size, light weight, excellent environmental performance and ease of operation are among the many advantages this technology offers.

The three initial potential market segments identified with great potential are ‘energetic materials’ ‘hazardous chemicals’, and ‘biological wastes’.  These three market segments are already dealing with the disposal of their waste material using traditional methodologies.  Each year, however, disposal becomes more difficult and costly.

The Cold Plasma Oxidizer based Waste Destruction method will provide for a unique, cost and logistically effective method of solving this growing problem.  Additionally, the molecular reformation occurring within the ‘plasma field’ yields a complete molecular breakdown into the simple forms of water, nitrogen, and carbon dioxide, making this method a candidate for promotion as “Green Technology”, when compared with traditional methods.

The added potential of extracting useable work or energy when the Cold Plasma Oxidizer unit is operating in the ‘exothermic’ mode is an added benefit in that the excess energy in the form of heat can be utilized within other facility operations.

The overall waste disposal/destruction industry is and has been a growth industry for many years.  New and more rigorous regulations are coming into effect each and every year.  The new and novel aspect of our particular method and system of hazardous waste destruction has a number of specific advantages over traditional methods:

1)

Hazardous waste can be treated/dealt with “on-site”

2)

Units are compact, requiring only a small footprint

3)

Units can be scaled up or down depending upon the volume of material to be destructed

4)

The cost per unit is relatively inexpensive as compared to the material being consumed or the cost of conventional removal/destruction

5)

There is currently no direct competition that replicates this method of hazardous waste destruction

6)

This method can be considered “Green” technology

7)

Operational modes can include the extraction of energy (exothermic mode) for use within other aspects of an industrial site.

Marketing Strategy

The product itself is the UTEC Waste Destruction Unit.  These units can be manufactured in various sizes and configurations to meet individual customer needs.  If volumes are larger than one unit can accommodate, multiple units can be constructed and operated in parallel to destruct the required quantity of materials.

The UTEC Waste Destruction system incorporates a thermal and an electric discharge plasma field which completely reforms the molecular constituents of the incoming stream of waste material to their simplest or ”basic” form.  The simple form of these molecules are typically the end products of complete destruction, namely:  Water vapor (H2O), Nitrogen gas (N2), and Carbon Dioxide (CO2).

a) Services

The services to be provided include:

o

Installation of the waste destruction units and auxiliary equipment working in conjunction with the local engineers and/or maintenance/construction personnel on-site.

o

Instruction/Training on the proper operational parameters required to extract the most efficient operation of the waste destruction units.

o

Thermodynamic calculations dependent upon the incoming stream of materials to be destructed via the Cold Plasma Oxidizer system.

o

Maintenance schedule, operational procedures for the unit/units involved per site-specific operation.

o

Replacement parts and repair capability if necessary.  The units themselves should be virtually repair free and last for many years with proper maintenance and operation.

b) Competitive Advantage

The UTEC Waste Destruction system offers a unique competitive advantage over traditional methods of waste removal, disposal, and destruction.  The main advantages are as follows:

o

Unique hazardous waste destruction system, not currently on the market

o

Compact size and footprint

o

Economic to operate, no large electric consumption

o

Versatile in amount and type of materials that can be consumed

o

Scalability, can be sized up or down depending upon the customer

o

Simplicity, no moving parts within the unit itself

o

Long working life, no moving parts should equate to long-life

o

Transportable, if there are numerous locations that could use the unit, it can be moved from place to place

o

Useful energy can be extracted in the ‘exothermic’ mode

o

“Green” technology in that it converts hazardous materials into everyday molecules

The preferred method of sales and marketing the units will be to lease the units themselves.  This is expected to be attractive to many customers in that the initial monetary outlay is reduced.  Further, this approach affords an ongoing close relationship between the end-use customers to ensure efficient use of the system.

The lease price would be a fee for each pound of waste material destroyed by the unit.

(c)  Manufacturing Highlights

Manufacturing UTEC’s Waste Disposal Units incorporating the Cold Plasma Oxidizer technology will involve the supply of certain key parts by the Licensor, with final fabrication and assembly by contract engineering fabricators according to UTEC’s specifications.  Actual design, assembly specifications, manufacturing and customer installation oversight will be provided by UTEC engineers.

Item 2 – MANAGEMENT DISCUSSION AND ANALYSIS

2007 was the first year of operations for UTEC, Inc., and its wholly owned subsidiary, UTEC Corporation.  As a result, there are no prior year results to compare to.  All comparisons in this document are to original budget estimates prepared when the Company acquired the business.  In 2007 UTEC was organized into three distinct business units, Energetic Materials, Specialty Chemicals and Raw Materials and Hazardous Chemicals and Biological Waste Destruction.  UTEC’s historical legacy business was primarily constituted by the first two business units and almost exclusively within the commercial explosives market.

The new business unit, Hazardous Chemicals and Biological Waste Destruction was in a development stage during the year, and had no commercial revenues.  Focus during the year was on licensing and validation of the Cold Plasma Oxidizer technology, and on the development of UTEC’s Waste Destruction System, identification of potential markets, and preparation of its business plan.  This business unit will be independently staffed and structured in order to pursue commercialization of Cold Plasma Oxidizer waste destruction systems during 2008.

Revenues

The Energetic Materials business ended 2007 strongly, generating $893,000 or 65% of total revenues.  Major activities that contributed to this revenue were primarily in the areas of contract research and product development and independent product testing.  In addition, revenues totaling $472,000 came from the Specialty Chemicals Unit through the manufacture and sale of inorganic chemical sensitizers to customers engaged in commercial explosives production.  We project that 2008 revenue will increase with new business in both areas, but most specifically in the Specialty Chemicals area as new materials are made available to customers, and developments in new technologies are pursued.

Expenditures

UTEC’s legacy business has historically been service based with temporary employees retained on an as needed basis to support manufacturing activities.  Wages in 2007 were consistent with this trend with the wage and burden expense as a percent of total expenses at 55% totaling $868,000.  Wages dedicated to SG&A activities amounted to $247,000, with the balance of $519,000 dedicated to research and development.

Travel related expenses, which mostly constitute business support and development activities, totaled $87,000 and involved several trips overseas to pursue international business opportunities.

Accounting and management expenditures totaling $143,000 consisted of audit fees, and financial and accounting services provided by related third parties for the cost of the home office functions.

Other significant expenditures include advertising and stock promotion of $66,500 and depreciation and amortization expense of $123,000.  The company did not purchase any capital items in 2007 with the exception of acquiring the exclusive right to develop and market Cold Plasma Technology for the Waste Destruction Business Unit from Ceramatec, Inc. (See Notes to Financial Statement 8).

Assets

The Company invoices its services and products as they are provided or shipped to its customers.  The majority of its sales are to customers who are large privately held or publicly traded organizations, many of whom have been in business for a number of years.  As a consequence, the Company’s record in collecting its accounts receivable is exemplary.  Although the nature of the Company’s business is expected to grow and change in the next several years, it is not expected that targeted customers’ profiles will differ significantly.  The Company therefore does not anticipate a change in credit risk.

The Company was self-funding for most of the year, drawing periodically on a credit facility provided to it by one of its shareholders.

In addition to accounts receivable, the Company maintains a small inventory of supplies and materials necessary to support its legacy manufacturing and testing business.  This inventory turns regularly.  Some components are hazardous materials, and they are stored by the Company in federally and state-regulated storage facilities.  To the extent that any of the items included in inventory became obsolete during the year, the items were written off and disposed of.

Intangible assets consist mainly of the Company’s portfolio of intellectual property which is the basis for UTEC’s research and development and testing activities.

Property, plant and equipment is composed of the Company’s physical facilities at Riverton and Hallowell, Kansas, and related equipment and storage used in its business.  The Company’s facilities are located on lands leased from a subsidiary of Energetic Systems Inc., LLC., pursuant to a prepaid lease.

Liabilities

The Company’s liabilities primarily consist of current amounts payable or accrued to trade creditors, and amounts owing to related parties for management fees, expenses, and shared services.

Certain of the materials the company uses or handles are hazardous materials.  These materials are stored in federally and state licensed storage facilities, under permits granted to the Company.  As of December 31, 2007, the company was not in violation of any of its license and permits required to carry on its business.

Liquidity and Capital Resources

As of December 31, 2007 the company had $89,277 cash on hand.  While the company has limited liquidity it did finish the year funding its operations with internally generated cash only with the exception of some short term temporary funding required during the third quarter.   To fund the expansion of the company’s business into the Hazardous Chemicals and Biological Waste Destruction business the company will need to raise significant capital via the public capital markets.

Item 3 – DESCRIPTION OF PROPERTIES

The Technical and Manufacturing Headquarters are located in Riverton, Kansas, on a two acre site with an office building. An Underwater Testing Lab and PRUF Plant are located on a separate six hundred and forty acre site near Hallowell, Kansas.  The Business Office is located in shared facilities in Norman, Oklahoma.

Item 4 - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The owners of 5% or more of the Shares, as well as the officers and directors who own Shares as of March 31, 2008, are set forth in the following chart:

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Preferred Stock	Energetic Systems Inc., LLC	20,000	47.6%
Preferred Stock	Kenneth Liebscher	10,000	23.8%

Common Stock	Energetic Systems Inc., LLC	22,500,000 (1)	41.85%
Common Stock	The Excalibur Group A.G.	20,000,000 (2)	37.2%
All Officers and Directors as a group of Common Stock		22,530,000	43.45%
All Officers and Directors as a group of Preferred Stock		30,000	71.40%

(1)  Mr. Villamagna and Mr. Taylor are members of the Board of Executive Officers of Energetic Systems Inc., LLC., and together hold controlling equity interests in the holding companies that own Energetic Systems Inc., LLC., whose place of business is 2420 Springer Dr., Ste 110, Norman, OK 73069.

(2)  The Excalibur Group A.G. is owned by Lionel R. Welch, 51A Dean St., Belize City, Belize C.A.

Item 5 - DIRECTORS, OFFICERS, PROMOTERS, AND CONTROL PERSONS.

The names, ages, and respective positions of the directors, officers, and significant employees of the Company are set forth below.  All these persons have held their positions since January 10, 2007.

Forunato Villamagna, CEO & Managing Director .

Dr. Fortunato Villamagna, age 48, has over 25 years of domestic and international experience in the specialty and bulk chemicals, capital equipment, bioenergy, aerospace and energetic materials businesses. Dr. Villamagna holds a PhD in Chemistry and MBA in Global Management, and has worked throughout North America, Europe, Australia and West Africa.  Prior to joining UTEC Inc. Dr. Villamagna was Vice President - Business Development for American Pacific Corporation (AMPAC), a publicly listed company with divisions and subsidiaries that manufacture active pharmaceutical ingredients and registered intermediates, energetic products used primarily in space flight, aerospace and defense systems, clean fire- extinguishing agents and water treatment equipment.

Prior to that Dr. Villamagna was the Vice President Technology, Americas and Europe for Orica Inc., an Australian-owned, publicly-listed global company, and global leader in mining products and services. Prior to that Dr. Villamagna was the Director of Bulk Delivered Products for Energetic Solutions, Inc., a part of UK Based ICI Explosive

David P. Taylor, Director, Co-Chairman & Corporate Secretary.

David Taylor, age 64, has held a number of senior executive positions in the commercial explosives industry for over thirty-seven years.  During this time he has, through his privately held management companies based in Dallas, Texas and Calgary, Alberta, been both an investor and a provider of enterprise and project management services and strategic planning and implementation to entities engaged in the development, manufacture, sale and distribution of commercial explosives and construction equipment.

A businessman and graduate of the now Ryerson University in Toronto, he is a former US and Canadian President and CEO of Orica Inc. (the North American subsidiaries of Australian-based Orica, a global explosives company), of ICI USA Inc. (the US arm of ICI plc’s former worldwide explosives business), and of several other privately-held explosives and equipment distribution companies.  In addition, he has served on the boards of publicly traded insurance and resource companies.  He presently is CEO of Energetic Systems Inc., LLC., a major shareholder in UTEC, Inc. (UTEI.PK), and serves on UTEC’s board as a Director, and as Co-Chairman and Corporate Secretary.

Kenneth B. Liebscher, Director & Co-Chairman.

Ken Liebscher is a 65 year old international businessman with 36 years of securities and executive management experience. Mr. Liebscher is a graduate of St. George's School, Vancouver, B.C. and also attended the University of British Columbia. In 22 years with the world's largest dental products manufacturer, Dentsply International Inc., Mr. Liebscher held several positions culminating as the Manager of their West Coast Division, headquartered in San Francisco California. Mr. Liebscher was recruited by a major Europe based competitor, Ivoclar Liechtenstein to lead their entry into the North American market and, within two years, became Executive Vice President of Sales and Marketing and helped expand this company's sales to $300,000,000 US before retiring.

Mr. Liebscher became a director of a publicly held company called E.T.C. Industries Ltd. in 1992 and became President of its wholly owned subsidiary, THE ELECTRIC CAR COMPANY and, in 1994, led a team that developed the MI 6 prototype electric car from the ground up. Mr. Liebscher also serves on the Board of Directors of Belmont Resources Inc., listed on the TSX Venture Exchange (BEA.V).

Howard Bouch, Director.

Howard Bouch, age 62, is a Private Practice Chartered Accountant with over 36 years of Public and Private international experience. Mr. Bouch originally qualified as a Chartered Accountant (English and Wales Institute) in 1968. Mr. Bouch joined Deloitte & Co, Lusaka, Zambia from 1970 - 1972. Mr. Bouch joined Anglo American Corp, Zambia working as Head Office Chief Accountant for Nchanga Consolidated Copper Mines (world's 2nd largest) from 1972 - 1976. In 1976 Mr. Bouch returned to the UK and joined Babcock and Wilcox, Engineers, Nottinghamshire, England as Chief Accountant for one of their subsidiaries. Mr. Bouch was Chief Accountant of a private building firm in Cumbria, England from 1978 - 1984.  In 1984 Mr. Howard Bouch established a Private Practice as a Chartered Accountant and continues to provide professional services to Cumbrian firms to the present. Mr. Bouch is a Director of Viavid Broadcasting Inc., a fully reporting, US Public Company, trading on the Pink Sheets under the symbol VVDB-OTC BB.

Suresh Subramanian, President, UTEC Corporation

Suresh Subramanian, age 40, has over fifteen years of experience in consumer products (detergents, paper), healthcare, energetic materials, and commercial explosives businesses worldwide.  Prior to joining the company he served as President from 2003 to 2006 for UTeC Corporation, LLC, a technology company in the energetic materials and commercial explosives industry.  From 2000 to 2003, Mr. Subramanian was the Director - Global Product Development for Orica USA Inc, an international commercial explosives company.  From 1998 to 2000, Mr. Subramanian was the Senior Group Leader - Product Evaluation & Claims for Schering-Plough HealthCare Products.  From 1994 to 1998, Mr. Subramanian was the Group Leader - Product Development for Georgia Pacific Corporation (formerly Fort James Corp), a global paper company.  From 1991 to 1994, Mr. Subramanian was the Senior Engineer - Process Development for The Procter & Gamble Company, a global consumer products company.

James Curtis Stafford, Chief Financial Officer

J. Curt Stafford, age 48, is a Certified Public Accountant with over 14 years of experience as an accounting officer in various industries.  Prior to joining the predecessor to Utec Corporation in January of 2003 he served as Controller for the Shawnee Division of APAC, Inc., the largest asphalt Construction Company in the U.S. and as Controller Grace Nursing Facilities, a privately held network of over 20 nursing homes located throughout Oklahoma.  A former Senior Accountant with Arthur Andersen he obtained his CPA designation in 1991 and enjoyed 5 years of public accounting experience specializing in Corporate Taxation.

The Officers and Directors have not been involved in legal proceedings that impair their ability to perform their duties as Officers and Directors.

Item 6 - EXECUTIVE COMPENSATION.

The following charts include compensation and options received by all Officers and Directors of the Company.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
Suresh Subramanian, President	2007 2006	$140,000 $140,000	0	0	0	0	0	0	$140,000 $140,000
Curt Stafford, CFO	2007 2006	$85,000 $85,000	0	0	0	0	0	0	$85,000 $85,000
Dr. Fortunato Villamagna,	2007 2006	0	0	0	0	0	$40,000(1) 0	0 0	$40,000(1) 0

(1)  Dr. Fortunato Villamagna’s management company, Redstone Management Services LLC. is entitled to $40,000 per year pursuant to a management contract, but has deferred receiving this amount until a later date.

OPTIONS
Name	Number of securities underlying unexercised options (#) exercisable	Option exercise price ($)	Option expiration date
Suresh Subramanian, President	250,000	$0.25	1/12/2012

Curt Stafford, CFO	250,000	$0.25	1/12/2012
(1) Dr. Fortunato Villamagna,, CEO/Director	250,000	$0.25	1/12/2012
David Taylor, Secretary/Director	250,000	$0.25	1/12/2012
Ken Liebscher, Director	250,000	$0.25	1/12/2012
Howard Bouch, Director	250,000	$0.25	1/12/2012

(1)

Dr. Fortunato Villamagna’s management company, Redstone Management Services LLC. is the holder of the option.

There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of the corporation in the event of retirement at normal retirement date pursuant to any presently existing plan provided or contributed to by the corporation or any of its subsidiaries.

Item 7 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Other than as set forth in this Item 7, there are no relationships, transactions, or proposed transactions to which the registrant was or is to be a party, in which any of the named persons set forth in Item 404 of Regulation SK had or is to have a direct or indirect material interest.

As indicated under Description of Business, the Company on January 10, 2007 entered into a purchase agreement with Energetic Systems Inc., LLC. to purchase 100% of the shares of UTEC Corporation.  Fortunato Villamagna, Director and CEO of the Company and David P. Taylor, Director, Co-Chairman and Secretary of the Company, are members of the Board of Executive Officers of Energetic Systems Inc., LLC., and together hold controlling equity interests in the holding companies that own Energetic Systems Inc., LLC.  Under the terms of the purchase agreement, Energetic Systems Inc. LLC. was paid 22,500,000 Common Shares and 20,000 Preferred Shares of the Company.

Item 8 - LEGAL PROCEEDINGS.

The Company is not a party to any material pending legal proceedings and, to the best of its knowledge, no such action by or against the Company has been threatened.

Item 9 - MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

The Company’s common stock currently trades on the Pink Sheets (www.pinksheets.com) under the symbol UTEI.  The following chart shows the high and low price for each quarter over the past 2 years.

Quarter	High	Low
2008 1st Quarter	$0.80	$0.37
2007 4th Quarter	$0.61	$0.25
2007 3rd Quarter	$0.86	$0.30
2007 2nd Quarter	$0.95	$0.28

2007 1st Quarter	$0.85	$0.05
2006 4th Quarter	$0.05	$0.05
2006 3rd Quarter	$0.05	$0.05
2006 2nd Quarter	$0.10	$0.05

Item 10 - RECENT SALES OF UNREGISTERED SECURITIES

On January 10, 2007 the Company purchased certain assets of Energetic Systems Inc., LLC., of Norman, Oklahoma, USA.  Under the terms of the Purchase Agreement, Energetic Systems Inc., LLC was issued 22,500,000 Common Shares, and was issued 20,000 preferred shares of the Company.

On February 26, 2007 the Company issued 1,914,000 of its $.001 par value common shares by way of options to Officers, Directors, and key employees of the Company that can be sold eighteen months after the issuance.  Subsequent to December 31, 2007, these shares were cancelled and replaced by a non-qualified option to the same Officers, Directors and key employees for the same number of shares.

On March 7, 2007 the Company entered into an agreement with Ceramatec, Inc., a Utah Corporation, having its primary place of business located at 2425 South 900 West, Salt Lake City, UT 84119 wherein the Company obtained a world-wide, exclusive, royalty-free license to utilize Ceramatec’s Glyd-Arc Plasma Oxidizer technology for the total and complete destruction of solid and liquid hazardous chemicals and biological waste.  The Company issued 850,000 of its $.001 par value common shares to Ceramatec.  Ceramatec may sell the stock starting two years from the date of the agreement.

On August 29, 2007 entered into an agreement with Princeton Research of Nevada, Inc., 3887 Pacific Street, Las Vegas, NV 89121 wherein Princeton was to provide media consulting services to the Company and the Company issued 50,000 shares of its $.001 par value common shares as compensation.

Item 11 - DESCRIPTION OF SECURITIES TO BE REGISTERED

General Description.

The Articles of Incorporation authorize the issuance of 74,000,000 shares of common stock, with a par value of $0.001. The holders of the Shares: (a) have equal ratable rights to dividends from funds legally available therefore, when, as, and if declared by the Board of Directors of the Company; (b) are entitled to share ratably in all of the assets of the Company available for distribution upon winding up of the affairs of the Company; (c) do not have preemptive subscription or conversion rights and there are no redemption or sinking funds applicable thereto; and (d) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders. These securities do not have any of the following rights: (a) cumulative or special voting rights; (b) preemptive rights to purchase new issues of Shares; (c) preference as to dividends or interest; (d) preference upon liquidation; or (e) any other special rights or preferences.  In addition, the Shares are not convertible into any other security.  There are no restrictions on dividends under any loan, other financing arrangements or otherwise. See a copy of the Articles of Incorporation, and an amendment thereto, and Bylaws of the Company, attached as Exhibit 3.1, Exhibit 3.2, and Exhibit 3.3, respectively, to this Form 10.  As of the date of this Form 10, the Company had 51,852,159 shares of common stock outstanding.

The Articles of Incorporation authorize the issuance of 1,000,000 shares of Preferred stock, with a par value of $0.001. The holders of these Shares carry a conversion of two common shares of the Company for each preferred share surrendered. As of the date of this Form 10, the Company had 42,013 preferred shares outstanding.

Non-Cumulative Voting.

The holders of Shares of Common Stock of the Company do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding Shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining Shares will not be able to elect any of the Company’s directors.

Dividends.

The Company does not currently intend to pay cash dividends. The Company’s proposed dividend policy is to make distributions of its revenues to its stockholders when the Company’s Board of Directors deems such distributions appropriate. Because the Company does not intend to make cash distributions, potential shareholders would need to sell their shares to realize a return on their investment. There can be no assurances of the projected values of the shares, nor can there be any guarantees of the success of the Company.

A distribution of revenues will be made only when, in the judgment of the Company’s Board of Directors, it is in the best interest of the Company’s stockholders to do so. The Board of Directors will review, among other things, the investment quality and marketability of the securities considered for distribution; the impact of a distribution of the investee’s securities on its customers, joint venture associates, management contracts, other investors, financial institutions, and the company’s internal management, plus the tax consequences and the market effects of an initial or broader distribution of such securities.

Possible Anti-Takeover Effects of Authorized but Un-issued Stock.

The Company’s authorized but un-issued capital stock consists of 22,147,841 Shares of common stock and 957,987 shares of preferred stock. One effect of the existence of authorized but un-issued capital stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of the Company’s management. If, in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal was not in the Company’s best interests, such shares could be issued by the Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Transfer Agent.

The Company has engaged the services of Island Stock Transfer Co., 100 2nd Ave S., Ste 104N, St. Petersburg, FL  33701to act as transfer agent and registrar.

Item 12 - INDEMNIFICATION OF DIRECTORS AND OFFICERS.

No director of the Company will have personal liability to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such liability.  The foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

The By-laws provide for indemnification of the directors, officers, and employees of the Company in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees of the Company if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation.  The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

The officers and directors of the Company are accountable to the Company as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting the Company.   In the event that a shareholder believes the officers and/or directors have violated their fiduciary duties to the Company, the shareholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the shareholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management.  Shareholders who have suffered losses in connection with the purchase or sale of their interest in the Company in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from the Company.

Item 14 - CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

During the Company’s fiscal year and up to the present time, the principal independent accountant for the Company has neither resigned (or declined to stand for reelection) nor been dismissed.  The independent accountant for the Company is Cole & Reed P.C., Oklahoma City OK. This firm was engaged on or about September 1, 2006. There are not and have not been any disagreements between the company and its accounts on any matter of accounting principles, practices or financial statement disclosure.

Item 15 - FINANCIAL STATEMENTS AND EXHIBITS

An audited Report and Financial Statement, as of December 31, 2007, is set forth in Exhibit 99.1 to this Form 10.

Index to Exhibits

The following documents are attached as exhibits hereto:

Exhibit No.	Document	Location
2.1	Acquisition Agreement	Attached
3.1	Articles of Incorporation	Attached
3.2	Articles of Amendment	Attached
3.3	Bylaws	Attached
5.1	Opinion re Legality and Consent of Attorney	Attached
10.1	License and Supply Agreement	Attached
23.1	Consent of Independent Registered Public Accounting Firm	Attached
23.2	Consent of Attorney	Included in Exhibit 5.1

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

UTEC, Inc.

Date: March 31, 2008.

By: /s/__Fortunato Villamagna______

Fortunato Villamagna, Director & CEO

UTEC, INC.

Audited Financial Statements

For the Years Ended December 31, 2007 and 2006,

TABLE OF CONTENTS

Description

Page No.

Report of Independent Registered Public Accounting Firm

1

Financial Statements (Audited):

  Balance Sheets

2

 Statements of Operations

3

  Statement of Changes in Stockholders’ Equity (Deficit)

4

 Statements of Cash Flows

5

Notes to Audited Financial Statements

6 - 12

Report of Independent Registered Public Accounting Firm

Board of Directors

UTeC, Inc.

Norman, Oklahoma

We have audited the accompanying consolidated balance sheet of UTeC, Inc. (the “Company”) as of December 31, 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2007 and 2006.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UTeC, Inc. as of December 31, 2007 and the results of its operations and its cash flows for the years ended December 31, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Cole & Reed P.C.

Oklahoma City, Oklahoma

March 26, 2008

UTEC Inc.

Consolidated Balance sheet
As of December 31, 2007

December 31 2007
ASSETS

Current Assets
Cash and cash equivalents	$ 89,377
Accounts receivables	52,415
Inventory	59,440
Prepaid expenses	6,115
Deferred Tax Asset (Note 8)	14,300
Total Current Assets	221,647

Intangible Assets, net (Note 6)	1,191,550
Property, plant & equipment, net (note 3)	694,455
Deferred Tax Asset (Note 8)	105,600

Total assets	$ 2,213,252

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities	$ 247,308
Amounts payable to related parties	115,062

Total Current Liabilities	362,370

STOCKHOLDERS' EQUITY

Authorized:
74,000,000 common shares, par value of $0.001 per share
Issued and outstanding:

53,756,159 at December 31, 2007	53,756

1,000,000 preferred shares, par value of $0.001 per share
Issued and outstanding:

42,013 at December 31, 2007	42

Additional paid in capital	2,116,376

Retained earnings (deficit)	(319,292)
Total Stockholders' Equity	1,850,882

Total liabilities and stockholders' equity	$ 2,213,252

The accompanying notes are an integral part of these financial statements.

UTEC Inc.

Comparative Consolidated Statement of Operations
for the twelve-month period ended December 31, 2007

	2007	2006
Revenue
Service revenue	$ 893,365	$ -
Product sales	472,440	-
Total Sales	1,365,805	-

Cost of Sales	197,920	-
Gross profit	1,167,885	-

Operating Expenses
General and administrative expense	427,546	21,837
Selling expense	157,330
Research and development expense	988,250

Total operating expenses	1,573,126	21,837

Income (loss) before income taxes	(405,241)	(21,837)

Provision for income taxes (benefit)	(119,900)	-

Net loss	$ (285,341)	$ (21,837)

Earnings (loss) per share - basic and diluted	$ (0.005)	$ (0.001)

Weighted average number of common shares
outstanding as of December 31, 2007	52,761,359	25,917,159

The accompanying notes are an integral part of these financial statements

UTEC Inc.

Comparative Consolidated Statements of Stockholders' Equity
for the Tweleve Months Ended December 31, 2007 and 2006

	2006
	Common shares	Preferred Shares	Par value	Additional Paid-in Capital	Retained Earnings (Deficit)
Balance January 1, 2006	5,687,384	2,013	$ 5,689		$ (12,114)

Common shares issued for services at $0.001	229,775		230
Common shares issued on exercise of option at $0.001	20,000,000		20,000
Preferred shares issued for services at $0.001		20,000	20

Net Loss for the twelve months ended December 31, 2006					(21,837)

Balance, December 31, 2006	25,917,159	22,013	$ 25,939	$ -	$ (33,951)

	2007
	Common shares	Preferred Shares	Par value	Additional Paid-in Capital	Retained Earnings (Deficit)
Balance January 1, 2007	25,917,159	22,013	$ 25,939	$ -	$ (33,951)

Common shares issued for purchase of ESI at $0.001	22,500,000		22,500	1,879,439
Common shares issued for finders fee at $0.001	2,525,000		2,525
Preferred shares issued for purchase of ESI at $0.001		20,000	20

Common shares issued pursuant to employee stock grants	1,914,000		1,914	105,487
Common shares issued for contractual and consulting services	900,000		900	93,200
Capital contribution by shareholder for consulting services				38,250

Net Loss for the twelve months ended December 31, 2007			-	-	(285,341)

Balance, December 31, 2007	53,756,159	42,013	$ 53,798	$2,116,376	$(319,292)

The accompanying notes are an integral part of these financial statements.

UTEC Inc.

Comparative Consolidated Statements of Cash Flows
for the twelve-month period ended December 31, 2007 and 2006

	2007	2006

Cash flows from operating activities:
Net Income (loss)	$(285,341)	$(21,837)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation	42,730
Amortization of intangibles	80,050
Employee stock grants	107,401
Stock issued for services and contract rights	60,750
Deferred tax benefit	(119,900)	-
Accounts receivables	(9,927)
Inventories	(59,440)
Prepaid Expenses	(6,115)
Accounts payable and accrued liabilities	244,069	21,867
Total cash flows from operating activities	54,277	30

Cash Flows from Investing Activities
Cash in UTEC Corporation when contributed to UTEC Inc.	15,000	-
Total cash flow from investing activities	15,000	-

Cash flows from financing activities
Capital Contribution	-	20,100
Total cash flows from financing activities	-	20,100

Increase in cash and equivalents	69,277	20,130

Cash and cash equivalents, beginning of period	20,100	$ -

Cash and cash equivalents, end of period	$ 89,377	$ 20,130

Supplemental Disclosure
Income taxes paid	$ -	$ -
Interest paid	$ 5,790	$ -

Supplemental Schedule of Noncash Investing and Financing Activities:
Assets acquired and liabilities assumed in the acquisition:
Accounts receivable	$ 42,488	$ -
Property and equipment	$ 737,185	$ -
Intangible assets	$1,200,000	$ -
Accounts payable and accrued liabilities	$ (90,189)	$ -

Common stock issued in exchange for patent rights	$ 71,600	$ -

The accompanying notes are an integral part of these financial statements.

UTEC, INC.

Notes to Consolidated Financial Statements

December 31, 2007

1.  Organization and Summary of Significant Accounting Policies

a) Business activity

UTEC INC., formerly Lyon Capital Venture Corp., is a Nevada corporation organized on November 8, 1993 as a “For Profit” corporation for the purpose of engaging in any lawful activity. The Company was in the developmental stage through December 31, 2006 and the year ended December 31, 2007is the first year during which the Company is considered an operating company and is no longer in the development stage. On January 10, 2007 the Company purchased 100% of the shares of UTEC Corporation, Inc for a total consideration of 22,500,000 of the company’s par value $0.001 common shares and 20,000 of the company’s par value $0.001 preferred shares.  The Company also issued 2,525,000 common shares in finder’s fees.

The Company’s business is to offer state of the art testing and analysis to clients worldwide.  The Company is a leader in commercial explosives technology including development, analysis, testing and manufacturing.

The Company operates a chemical research and development laboratory near Riverton, Kansas, which specializes in commercial explosives development and analysis. The Company also operates a destructive test facility near Hallowell, Kansas, which specializes in determining the detonating characteristics of commercial explosives.

b) Principles of Consolidation

The financial statements of the Company include the accounts of the Company and its wholly owned subsidiary, UTEC Corporation.  All intercompany accounts and transactions have been eliminated in consolidation.

c) Cash and Cash Equivalents

For the purpose of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.  The Company had $89,337 and $20,100 cash or cash equivalents at December 31, 2007 and December 31, 2006 respectively

d) Trade Accounts Receivable and Credit Policy

Trade accounts receivable consist of amounts billed to customers for purchases of services and energetic materials. The Company extends credit to customers in accordance with normal industry standards and terms, which are typically net 30 to 45 days.  Credit risk arises as customers default on trade accounts receivable owed to the Company. The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is recorded. If amounts are subsequently determined to be uncollectible, they will be charged to operations when that determination is made.

e) Revenue Recognition

The Company recognizes revenue when materials are shipped or services are provided, and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, and the sales price is fixed or determinable.

f) Property, Plant and Equipment

Property, plant and equipment are carried at fair value for assets contributed in connection with the acquisition, and at cost for assets acquired subsequent to the acquisition date, less accumulated depreciation from the date of acquisition through the balance sheet date. The Company periodically assesses the recoverability of property, plant and equipment and evaluates such assets for impairment whenever events or changes in circumstances indicate that the net carrying amount of an asset may not be recoverable. Asset impairment is determined to exist if estimated future cash flows, undiscounted and without interest charges, are less than the net carrying amount. Depreciation expense is computed on a straight-line basis over the estimate useful lives of the assets as follows:

Building and leasehold improvements

10-25 years

Machinery and equipment

10-15 years

Furniture and fixtures

3-7 years

Major additions and improvements are capitalized in the month following the month in which the assets or improvement are deemed to be placed in service. Maintenance and repairs are expensed as incurred. Upon disposition, the net book value is eliminated from the accounts, with the resultant gain or loss reflected in operations.

g) Research and Development Costs

Research and development costs for the development of new products and update of existing products are expensed as incurred.

h) Income Taxes

The Company recognizes the tax effects of transactions in the year in which such transactions enter into the determination of net income, regardless of when reported for tax purposes.  Deferred taxes are provided in the financial statements under Financial Accounting Standards Board Statement No. 109 to give effect to the resulting temporary differences which may arise from differences in the bases of fixed assets, depreciation methods, allowances, share-based compensation, and start-up costs based on the income taxes expected to be payable in future years.

i) Concentrations

The Company maintains balances in bank accounts that, at times, exceed federally insured limits. Management believes the risk of loss associated with this concentration is minimal.

For the twelve months ended December 31, 2007, two customers accounted for approximately 34% and 28% of the Company’s net sales, respectively.

At December 31, 2007, one customer accounted for approximately 80% of the Company’s accounts receivable.

j) Estimates

Preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.  Actual amounts may differ from those reported.

Certain significant estimates include the fair value of the Company’s intangible assets and the related amortization period.  These estimates are discussed in further detail at Note 6.

k) Going Concern Assumption

The Company’s group of activities consists solely of UTeC Corporation.  The Company’s business outlook for 2007 and 2008 includes inheriting a five (5) year technical services contract with Hallowell Manufacturing LLC to support the product and manufacturing technology at the Hallowell explosives plant site. The business plan for the Company is to add to its portfolio of intellectual property by signing agreements with other companies with existing technology in the materials processing business.  The Company will develop those technologies for use in undeveloped markets. The Company also plans to expand its material sales business which currently constitutes less than 20% of its revenue. The Company’s focus in this area will be to develop overseas sources of raw materials for sale to companies it already does business with or in markets where it has a presence.

l)  Intangible Assets Acquired

Intangible assets are accounted for in accordance with Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets.

Intangible assets acquired consist of a customer list and the use of real property provided rent free for the first three years of a seven year lease.  These intangible assets are amortized over their useful lives and tested for impairment if certain circumstances indicate and impairment may exist.  As of December 2007 the remaining amortization period is sixteen years for the customer list and six years for the lease agreement.

Intangible assets that are amortized are tested for impairment at the asset level associated with the lowest level of cash flows.  An impairment exists if the carrying value of the asset is i) not recoverable (the carrying value of the asset is greater than the sum of the undiscounted cash flows) and ii) is greater than its fair value.

2.

2.  Acquisitions

a.

Acquisitions

On January 10, 2007 the company UTEC, Inc. (formerly Lyon Capital Venture Corp, acquired UTEC Corporation, a global chemical and materials services company.  The Company is a leader in commercial explosives technology including development, analysis, testing and manufacturing.  UTEC Corporation, with sales of $1.4 million (unaudited, see Unaudited Pro forma results in this Note 2) for the twelve months ended December 31, 2006, has been fully integrated into UTEC, Inc. as of the end of calendar year 2007.

b.

Purchase Price

The consideration for the UTEC Corporation acquisition consisted of 22,500,000 shares of restricted stock and 10,000 preferred shares.

c.

 Allocation of Purchase Price

The UTEC Corporation acquisition is accounted for as a purchase business combination.  Assets acquired and liabilities assumed are recorded in the accompanying consolidated balance sheet at their estimate fair values as of January 10, 2007.  A final allocation of purchase price to the assets acquired and liabilities assumed at the date of acquisition is presented in the table below.

Current assets

$     57,488

Property, plant and equipment

737,185

Identifiable intangible assets

1,200,000

  Total assets acquired

1,994,673

Current liabilities

                             90,189

  Net assets acquired

$1,904,484

Cash acquired

       15,000

  Purchase price, net of cash acquired

$1,889,484

d.

Unaudited Pro Forma Results

Unaudited pro forma financial information is presented below as if the acquisition of UTEC Corporation occurred at the beginning of calendar year 2006.  The pro forma information presented below does not purport to present what the actual results would have been had the acquisition in fact occurred at the beginning of calendar year 2006, nor does the information project results for any future period.  Pro forma financial information is not presented for calendar year 2007 because the acquisition occurred on July 10, 2007, which was 10 days after the beginning of the Company’s fiscal year 2007.  As a result, the accompanying consolidated statement of operations for fiscal 2007 effectively includes UTEC Corporation’s results of operations for comparative purposes.

Pro forma sales

$1,458,025

Pro forma gross profit

1,237,251

Pro forma net loss

(27,240)

Pro forma diluted earnings per share

$            00.

3.

3.  Property, Plant and Equipment

Property, plant and equipment consist of the following at December 31, 2007:

Buildings and leasehold improvements

$

501,500

Machinery and equipment

195,026

Transportation equipment

24,538

Furniture and fixtures

16,121

    737,185

Less accumulated depreciation

42,730

$

694,455

Depreciation expense was $42,730 for the year ended December 31, 2007.

4.

Operating Leases

The Company assumed a non-cancelable operating lease for a vehicle originally dated August 23, 2005. The lease requires monthly payments of $562 and expires August 23, 2008.

Total rent expense related to operating leases was approximately $6,744 for the period ending December 31, 2007.

Future minimum lease payments for 2008 are $4,496.

5.

Related Party Transactions

a)  Shared Services

The accounting office of the Company and its subsidiary UTEC Corporation reside in Norman, Oklahoma and also serve as the accounting office and headquarters for Energetic Systems, Inc. LLC. (ESI).  For the twelve-month period ended December 31, 2007, ESI charged the Company $65,020 for such services, all of which is payable at December 31, 2007.

b) Other related party transactions

From time to time the Company enters into arrangements for the provision of services from one or more of its Directors, or companies in which its Directors have a financial interest.

On January 11, 2007, the Company entered into an agreement with Redstone Management Services, a company owned by Dr. Fortunato Villamagna, for the services of Dr. Villamagna as CEO of the Corporation.  Payments to Redstone under this agreement are based on time actually spent on the business of the Company by Dr. Villamagna, subject to a minimum annual fee of $40,000.  During the twelve months ended December 31, 2007, the Company has incurred management fee expense of $40,000 pursuant to this agreement, all of which is included in Accounts Payable to Related Parties, at December 31, 2007.

On January 1, 2007 UTeC Corporation (a wholly owned subsidiary effective January 10, 2007) entered into a Ground Lease Agreement for the properties that it occupies in Cherokee County, Kansas.  This lease is with Energetic Properties, LLC., a subsidiary of Energetic Systems, Inc. LLC., a significant shareholder in the company.  The initial term of the lease is seven (7) years, with provision to extend for five additional one year renewal periods.  The annual rent is prepaid through December 31, 2009; thereafter UTeC Corporation is obligated to pay an annual rent of $85,800 per year subject to adjustment for changes in the Consumer Price Index.  The Agreement includes all other terms and conditions which are normal and usual for leases of this type.  See Note 6.

c) Advances from Energetic Systems Inc., LLC

Energetic Systems, Inc., LLC. (ESI) which owns approximately 42% of the restricted common shares of UTEC, INC. and owns 100% of the predecessor company, UTeC Corporation, LLC. that contributed its assets to form UTEC Corporation, is the processor of a credit facility of up to $200,000 from UTeC.  There are no amounts owing on that facility at the end of December 31, 2007. During the twelve months ended December 31, 2007, the maximum amount advanced under the line of credit was $181,998.  Interest expense paid on the line of credit was $5,790 during the twelve months ended December 31, 2007.   Advances from ESI are secured by the accounts receivable of the Company, and bear interest at commercial rates.

6.

Intangible Assets

Intangible assets consist of the following at December 31, 2007:

Prepaid ground lease

$

75,000

Patent rights

71,600

Customer relationships

1,125,000

Accumulated amortization

(80,050)

$

1,191,550

The prepaid ground lease is based upon the ground lease agreement between the Company and ESI, as described in Note 5.  The Company is amortizing the prepaid ground lease over the lease term of 7 years.

The Patent rights are based upon the contractual agreement between the Company and Ceramatec, as described in Note 9.  The Company is amortizing these Patent rights over 17 years.

Customer relationships represent the net present value of the discounted cash flows of customer relationships contributed by the Company in connection with the acquisition.  Although the Company does not typically have long-term contracts with these customers, most of them have been customers of the Company for many years.  The Company is amortizing the net present value of the estimated future cash flows of these customers over seventeen (17) years, which is based on the consistency, length and the unique nature of the customer relationships and the service which the Company provides.

Amortization expense for the next five years related to intangible assets is expected to be as follows:

2008

$76,850

2009

76,850

2010

76,850

2011

76,850

2012

76,850

7. Earnings (Loss) Per Share

Basic earnings (loss) per share (“EPS”) excludes dilution and is calculated by dividing net income (loss) available to common stockholders by the weighted-average number of shares of common stock outstanding during the period.  Diluted EPS is computed in a manner similar to that of basic EPS except that the weighted-average number of common shares is increased to include the number of incremental common shares (computed using the Treasury Stock method) that would have been outstanding if all potentially dilutive common shares (such as stock options) were issued during the period.  Diluted EPS is the same as basic EPS if the effect of the incremental shares is anti-dilutive.

For the twelve month period ended December 31, 2007 and 2006, basic and diluted earnings (loss) per share were the same, as all potentially dilutive shares were anti-dilutive.

8.  Income Taxes

The provision for income taxes consists of the following for the twelve months ended December 31:

2007

2006

Current

$0

$0

Deferred (benefit)

(119,900)

0

Total

$(119,900)

$(0)

The Deferred tax asset consists of the following at December 31:

2007

Accrued liabilities not currently deductible

$(16,600)

Deferred stock compensation

(40,800)

Deductible prepaid insurance

2,300

Net operating loss carryforwards

(64,800)

Net Deferred Tax Asset

$(119,900)

In assessing the realizability of the net deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon either the generation of future taxable income during the periods in which those temporary differences are expected to become deductible.  Management considers the entire deferred tax asset to be fully realizable at December 31, 2008, and accordingly, has not recorded a valuation allowance.  During the twelve month period ended December 31, 2007, the Company has reversed valuation allowances previously provided totaling $12,900.

The Company is not currently subject to any specific audit by any federal, state or local taxing authority.  There are no unrecognized tax benefits or tax positions previously taken which could give rise to uncertainty, and therefore there are no calculations or classifications of interest, penalties, or effects on income taxes related to such uncertainties.

At December 31, 2007, the Company has net operating loss carryforwards totaling approximately $170,000, which primarily begin to expire in 2021.

Actual income taxes differ from “expected” income tax, computed by applying the U.S. Federal corporate income tax rate of 34% to earnings (loss) from operations before income taxes for the twelve months ended December 31 as follows:

	2007		2006
Computed expected income taxes	$(137,800)	(34.0)%	$(7,400)	(34.0)%
Nondeductible expenses	42,000	10.4	0	0.0
Other, principally state taxes	(11,200)	(4.4)	0	(0.0)
Provision (reversal) for valuation allowance	(12,900)	(6.0)	7,400	34.0
	$(119,900)	(34.1)%	$ 0	(0.0)%

9.

Contractual Obligations

a)  Ceramatec, Inc.

Effective February 1, 2007 the company entered into a License and Supply Agreement with Ceramatec, Inc. of Salt Lake City, Utah (“License”) for a world wide exclusive royalty-free license to practice Cermatec’s Gild Arc Plasma Oxidizer technology for the destruction of solid and liquid hazardous chemicals and biologicals.  The agreement continues to the full end of the term or terms for which patent rights held by Ceramatec and related to the technology have not expired.

In connection with the agreement, the Company granted 850,000 shares of its Common Stock to Ceramatec.  Subject to any Securities and Exchange Commission regulations, Ceramatec may sell its stock starting two years from the Effective Date of the agreement.  If Ceramatec is not able to sell its stock granted under this agreement for at least $700,000 within the first two years after it is allowed to sell its stock under this agreement, then any license granted under this agreement shall become non-exclusive.  Ceramatec agreed to pay a finders fees of 85,000 shares to a third party in connection with this agreement.

The Company has recorded an asset equal to the estimated fair value of the Common Stock granted pursuant to this agreement, of $71,600.  Although the closing price of the stock on the effective date of the agreement was higher than the price used to value this contract the Company believes a more accurate estimate of the value of the stock is derived by calculating the value of the shares exchanged for acquiring UTEC Corporation.  See Notes 2(a) and 2(b).  The Company is amortizing the asset over seventeen (17) years, which is the estimated remaining life of the patents to which the Company has exclusivity rights.  See Note 5.

During the term of the License, the company is obligated to purchase plasma oxidizer units from Ceramatec in order to maintain exclusivity under the license agreement. The company’s minimum obligations under this purchase arrangement are $100,000 in 2008, $200,000 in 2009 and $600,000 for each remaining year of the agreement. If the minimum purchase requirement is not met for any year, the license grant of this agreement shall automatically convert from exclusive to nonexclusive for the remainder of the term of the agreement.

The License includes a provision that entitles the Company to any improvements to the technology, whether patentable or not, without further cost to the Company.

10.

Employee Stock Plan

Effective January 12, 2007, the Company’s Board of Directors approved a “Consultant and Employee Stock Option and Award Plan” and reserved 2,000,000 shares of the Company’s common stock pursuant to this plan.  In connection with the adoption of the plan, the Company awarded 1,914,000 shares of restricted stock to certain key employees and consultants.  The stock grants to the key employees have an 18 month vesting period from the date of the grant, July 12, 2008.

Upon vesting the stock will become the property of the employee free of restriction and can sold, gifted or otherwise transferred.  The right to the stock never lapses nor is it dependent on the exercise of the stock.  The stock carries a strike price value of $0.25 per share.  The stock would not be sold unless its market value exceeds the strike price.  Since the employee is not required to exercise the strike price the employees basis in the stock is zero and therefore cannot be written off or a loss taken.

For the twelve months ended December 31, 2007, the Company has recognized compensation expense of $107,401 and a corresponding increase to Common Stock and Additional Paid-in Capital based upon the estimated fair value of the Common Stock at the date of the grant and the vesting period of the grants.

11.

11.  Subsequent Events

Subsequent to December 31, 2007, the Company replaced the 2007 Consultant and Employee Stock Option and Award Plan with a new plan entitled the “Non-Qualified Stock Option Agreement”.  In connection with the new plan, the Company canceled the stock grants issued to the recipients and replaced them with option awards.  The Company believes that such awards better align the interests of its employees with those of its shareholders. Option awards were granted with an exercise price of $0.25 per share, but not less than 70% of the fair market value on the date of grant March 26, 2008.  The option awards vest over the period the services are provided, five (5) years, and terminate at the end of that period or on the date the employee is no longer employed with the Company.

12. New Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements, as amended in February 2008 by FSP FAS 157-2, Effective Date of FASB Statement No. 157. The provisions of SFAS No. 157 are effective for the Company as of January 1, 2008. However, FSP FAS 157-2 defers the effective date for all nonfinancial assets and liabilities, except those items recognized or disclosed at fair value on an annual or more frequently recurring basis, until January 1, 2009. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. We do not expect the adoption of this statement to have a material impact on our financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115. The provisions are effective for the Company as of January 1, 2008. This statement permits entities to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses on these instruments in earnings. We do not expect the adoption of this statement to have a material impact on our financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. The provisions, which change the way companies account for business combinations, are effective for the Company as of January 1, 2009. This statement requires the acquiring entity in a business combination to recognize assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose all information needed by investors to understand the nature and financial effect of the business combination. We do not expect the adoption of this statement to have a material impact on our financial statements.

In December 2007, the FASB also issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51, the provisions of which are effective for the Company as of January 1, 2009. This statement requires an entity to classify noncontrolling interests in subsidiaries as a separate component of equity. Additionally, transactions between an entity and noncontrolling interests are required to be treated as equity transactions. We are currently evaluating the impact of this statement on our financial statements.